UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 31, 2018

The St. Joe Company
(Exact Name of Registrant as Specified in its Charter)

Florida	1-10466	59-0432511
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

133 South WaterSound Parkway WaterSound, Florida	32461
(Address of Principal Executive Offices)	(Zip Code)

(850) 231-6400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ⃞

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ⃞

ITEM 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  On July 31, 2018, The St. Joe Company announced Elizabeth J. Walters (“Lisa”) will join the company in the position of Senior Vice President, General Counsel and Corporate Secretary.  Effective on August 27, 2018, Ms. Walters will replace Kenneth Borick, who previously held the position and is electing to retire after 18 years of service.  Mr. Borick will remain employed through a period of time to assist with the transition of the General Counsel’s duties.

(e) In connection with this transition, Mr. Borick and the Company entered into a Separation and Release Agreement (the “Separation Agreement”).  Pursuant to the Separation Agreement, Mr. Borick will receive: (i) an amount equal to $300,000 (his base salary as in effect on the Termination Date), and (ii) a one-time lump sum payment of $169,334 (equivalent to a pro rata portion of his estimated annual cash bonus and annual 401k contribution for 2018), and (iii) a monthly amount equal to the employer portion of the applicable COBRA premium for the 18-month period immediately following the retirement date.  The payment of these arrangements is conditional on Mr. Borick complying with certain non-solicitation, confidentiality and non-disparagement covenants as set forth in the Separation Agreement.  The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, which is filed as Exhibit 10.1 hereto and which is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d)    Exhibits

10.1	Separation and Release Agreement dated July 31, 2018, between Kenneth Borick and The St. Joe Company.

99.1	Press Release dated August 3, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ST. JOE COMPANY

By:	/s/ Marek Bakun
Marek Bakun
Chief Financial Officer

Date: August 3, 2018

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